EXHIBIT 10(iii)(i)

                                January 24, 2003

Mr. Ariel Recanati 176 East 71st Street, Apt. # 17B
New York, NY 10021

Dear Ariel:

This letter agreement and the General Release attached hereto set forth the arrangement agreed to by Overseas Shipholding Group, Inc. ("OSG") and you in connection with the termination of your employment with OSG.

1. Your employment with OSG shall terminate as of January 31, 2003. Except as set forth herein, January 31, 2003 shall be the termination date for purposes of your participation in and coverage under all employee benefit plans and programs sponsored by OSG or its subsidiaries, including but not, limited to vacation accrual, tuition reimbursement, participation in any pension plan or savings plan, and eligibility for short-term and long-term disability benefits and life insurance.

2. You shall resign as Senior Vice President of OSG and as an officer and director of any of its subsidiaries effective as of January 31, 2003.

3. OSG shall pay you on the Effective Date (as defined in the penultimate paragraph of this letter agreement) the gross amount of $500,000.

4. During the period from February 1, 2003 through April 30, 2003 (the "Transition Period"), you shall serve as a consultant to OSG and shall perform such consulting services as the Chief Executive Officer of OSG shall reasonably request to assist OSG in effecting an orderly and efficient transition in respect of your duties as a Senior Vice President of OSG. Effective as of the end of the Transition Period, you shall cease to be a consultant of OSG. During the Transition Period, OSG shall pay you a consulting fee of $41,666.66 per month, payable in accordance with OSG's standard payroll practices. During the Transition Period, OSG shall pay or reimburse you, in accordance with the OSG's reimbursement and expense policies, for all reasonable expenses incurred by you at the request of the Chief Executive Officer of OSG in performing consulting services for OSG.

5. Your aggregate accrued monthly retirement benefit under the Pension Plan for Employees of OSG Ship Management, Inc. ("OSGM") and the related Supplemental Employee Retirement Plans will reflect the additional credited service provided for you under the OSGM 2001 Transition Plan for the years 2001 and 2002 (i.e., a total of two years of credited service for each of the years 2001 and 2002). The amount payable under section 3 of this letter agreement shall not be taken into account as compensation for 2003 for purposes of any pension or supplemental retirement plan benefits. The present value of amounts payable to you pursuant to the Supplemental Employee Retirement Plans (taking into account the provisions of this section 5) shall be paid to you in a lump sum as soon as practicable after the Effective Date.

6. (a) OSG will make matching contributions on your behalf to OSG's 401(k) plan with respect to your compensation as an employee of OSG for January 2003 and with respect to the incentive compensation bonus paid to you pursuant to Section 10(i) of this letter agreement, all in accordance with OSG's 401(k) plan. OSG shall also pay you the difference between $12,000 and the amount of matching contributions it makes pursuant to the preceding sentence within 30 days after it makes the last such matching contribution.

      (b) You do not have any accrued and unused vacation time.

7. For a period of one year beginning February 1, 2003, you will be eligible to continue medical coverage under the OSGM medical benefits plan. You will be required to make the same contributions towards your continued medical coverage as you did as an active employee, and OSG shall pay the balance. This one-year period will run concurrently with your eligibility for benefits under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), and at the end of this period you will be eligible to continue coverage for the remainder of the COBRA period at your own expense.

8. For a period of one year beginning February 1, 2003, OSG will provide you with life insurance benefits, comparable (with respect to level of benefits, terms and payment responsibility) to those life insurance benefits provided to you prior to January 31, 2003.

9.    On the Effective Date, OSG shall pay you $17,000 for automobile expenses.

10. OSG shall pay you (i) an incentive compensation bonus that is comparable as a percentage of base salary in 2002 and in timing of payment to the incentive compensation bonuses paid to the other Senior Vice Presidents of OSG pursuant to OSG's incentive compensation plan for 2002, (ii) an incentive compensation bonus that is comparable as a percentage of base salary in 2002 and in timing of payment to the incentive compensation bonuses paid to the other Senior Vice Presidents of OSG pursuant to OSG's incentive compensation plan for 2003, provided that your bonus shall be pro rated based on your length of service in 2003 (i.e. one month of service in 2003), and (iii) a bonus that is comparable as a percentage of base salary in 2002 and in timing of payment to each other bonus, if any, paid in the future to the other Senior Vice Presidents of OSG in respect of periods ending prior to January 1, 2003.

11. You currently hold stock options for 56,600 shares at $19.50 of which all but 11,320 are vested and exercisable; for 60,000 shares at $12.50, all of which are vested and exercisable; and for 90,000 shares at $14.625 of which all but 30,000 are vested and exercisable. Effective January 31, 2003, all your options which are not yet vested will become fully vested and exercisable, except that no such options may be exercised prior to the Effective Date. Thereafter, all such options shall be subject to the terms and conditions of the applicable stock option plans, provided that such options shall remain exercisable until the first anniversary of the Effective Date.

12. OSG shall provide you with the use of your current office and secretary at OSG's expense through March 31, 2003.

13. Beginning at the end of March 2003, and for so long as such space is leased by OSG, OSG will make available to you and to persons assisting you in your work, for use by you and such persons as an office, the conference room located on the

      17th floor of 511 Fifth Avenue, New York, New York. You will be responsible to pay rent and all related occupancy expenses for this space at a cost equal to that which OSG would have paid for the space. You may notify OSG of your intention to vacate this space at any time on not less than 60 days prior written notice. You will not be responsible for any future rent or related occupancy expenses for this space after (i) such 60 day period and (ii) you vacate such space.

14. (a) You agree not to disclose any information, files, documents and other materials proprietary to OSG and not in the public domain which relate to OSG or its business and which are treated as confidential by OSG, its subsidiaries, affiliates or related companies, except (i) with the prior consent of OSG, or (ii) as otherwise required by law or legal process. Nothing in the preceding sentence shall be deemed to limit what you may discuss with the other directors of OSG.

      (b) For a period of one year beginning February 1, 2003, you agree not to use any proprietary or confidential information relating to OSG, its subsidiaries, affiliates or related companies ("Confidential Information") in any commercial activity in which you engage, whether as an officer, employee, director, owner, partner or otherwise, provided, however that Confidential Information shall not include any information which is or has been acquired by you other than only through your position as an officer or director of OSG, its subsidiaries or affiliates.

15. Until such time as OSG files this document with the Securities and Exchange Commission, (i) except as may be required by law or legal process, OSG shall keep the terms of this letter agreement confidential and not disclose such terms to anyone other than to directors, officers, employees, attorneys, advisers, auditors and agents of OSG, its subsidiaries, affiliates and related companies, without your prior consent, each of whom shall be requested by OSG to maintain such information in confidence and (ii) you agree to keep the terms of this letter agreement confidential and not to disclose its contents to anyone, without OSG's prior consent, except members of your family (which shall include relatives up to your first cousins) and your attorney, financial consultant or other professional advisor, each of whom shall be requested by you to maintain such information in confidence.

16. You agree not to make, participate in the making of, or encourage any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of OSG, its subsidiaries, affiliated or related companies, or any of their respective directors, officers and employees. OSG agrees not to make, participate in the making of, or encourage any employees or any other person to make, any statements, written or oral, which criticize, disparage, or defame your reputation.

17. Before OSG issues any public announcement or press release regarding the termination of your employment, it shall provide you with a copy of the proposed announcement or press release and will consider any comments you may have about the announcement or press release.

18. Any breach of the provisions of section 14, 15 and 16 hereof by you or any person to whom you have made a permitted disclosure of the terms of this letter agreement shall be considered a material breach of this letter agreement. In the event of such breach, and due to the difficulties in calculating the damages that might be sustained (directly or indirectly) as a result of such breach, you specifically consent to the entry of injunctive relief against you, in addition to any and all of OSG's remedies under the law, and you further agree that OSG may obtain the foregoing relief without the posting of a bond.

19. The parties agree that a certain agreement dated as of March 24, 1999 between OSG and you, as amended by an agreement dated June 21, 2002, relating to a Change of Control of OSG shall, as of the date hereof, be cancelled and deemed of no further force and effect.

20. OSG, on behalf of itself and any affiliated companies and their past and present parents and subsidiaries, agree to forever release you, your wife, children, estate, agents, attorneys, heirs, executors, successors and assigns from any and all claims, demands, causes of action, controversies, agreements, promises and remedies, in connection with or in relationship to your capacity as (i) an employee or officer of OSG or any of its subsidiaries and (ii) a director of any subsidiary of OSG, which they may have as of the date hereof, whether known or unknown (collectively, the "Company Release") provided, however, that the Company Release shall not apply with respect to any conduct on your part which is fraudulent or illegal or otherwise violative of any applicable laws or rules or regulations issued under such laws.

21. This letter agreement and the General Release contain the entire agreement between you and OSG and fully supersede any and all prior agreements or understandings with respect to the subject matter hereof and the terms and provisions of this letter agreement may not be modified or amended except in a writing signed by both parties.

22. You have the right to consider fully the terms of this letter agreement for a period of up to twenty-one (21) days, and you are advised to consult with an attorney of your choosing in connection therewith and the General Release, before deciding whether or not to sign.

23. You represent and warrant that (i) you have carefully read this letter agreement and the General Release in their entirety and you fully understand the significance of all of the terms and conditions hereof and the General Release, and (ii) you are signing this letter agreement voluntarily and of your own free will, and assent to all the terms and conditions contained therein.

24. No waiver by either party of any breach by the other party of its obligations hereunder shall be deemed a waiver of any prior or subsequent breach. Except to the extent otherwise specifically provided herein, any waiver must be in writing and signed by you or an authorized officer of OSG, as the case may be.

25.   Nothing contained in this letter agreement or the General Release shall
      (a) affect your rights to compensation, reimbursement and indemnification, in your continued capacity as a director of OSG provided that (i) your rights to receive non-employee director fees from OSG shall begin on May 1, 2003 and (ii) you shall not be eligible for an Initial Option under the 1999 Non-Employee Director Stock Option Plan of OSG and the year of the first Annual Grant Date for you under such Plan shall be 2003, and (b) affect or limit your ability to perform your duties and obligations as a director of OSG.

26. All payments made by OSG to you pursuant to this letter agreement shall be subject to appropriate deductions for FICA, Federal, State and local income taxes.

27. This letter agreement and the General Release shall be governed by, construed and enforced in accordance with the laws of the State of New York applicable to contracts to be performed therein.

28. This letter agreement and all the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

This letter agreement and the General Release shall not become effective until the eighth (8th) day following your execution thereof (the "Effective Date"), and you may revoke this letter agreement prior to that date by giving written notice of such revocation to the undersigned, whereupon this letter agreement and the General Release shall become null and void. Any revocation of the General Release shall also be deemed to be a revocation of this letter agreement.

If you agree to the foregoing, please so indicate by dating and signing both enclosed copies of this letter agreement and of the General Release, and having your signature on the General Release notarized. One copy of the letter agreement and the General Release should be returned to the undersigned. The second original of each is for you.

Sincerely,

OVERSEAS SHIPHOLDING GROUP, INC.


By: s/ ROBERT N. COWEN
    ----------------------------------
       Name:  Robert N. Cowen
       Title: Senior Vice President

I hereby agree to be bound by the terms and conditions of the above letter agreement.


Date: January 28, 2003                          s/ARIEL RECANATI
                                    ------------------------------------------
                                                 Ariel Recanati

                                                                       EXHIBIT A

                                 GENERAL RELEASE

Reference is made to the letter agreement dated January 24, 2003 which I countersigned on January ___, 2003, between Overseas Shipholding Group, Inc. ("OSG") and the undersigned, Mr. Ariel Recanati, residing at 176 East 71st Street. Apt. #17B, New York, NY 10021 (herein referred to as the "Agreement"). I hereby agree as follows:

      I, on behalf of myself, as well as my heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally release and discharge OSG, OSG Ship Management, Inc., their predecessors and transferors and affiliated and related companies, all of their respective officers, directors, employees, agents, principals, advisors, parents, and subsidiaries, and each of their respective heirs, executors, administrators, successors and assigns (collectively, the "Company Released Parties" and each, a "Company Released Party"), from all claims, demands, causes of action, controversies, agreements, promises and remedies, in connection with or in relationship to the my capacity as an employee, officer or director of any of the Company Released Parties which I may have as of the date hereof, whether known or unknown, including under any statute, rule, order, law or ordinance, express or implied contract, public policy or otherwise (collectively, "Employee Claims"). This General Release applies to all Employee Claims, including any and all Employee Claims relating to the terms and conditions of my employment with any of the Company Released Parties or the termination of my employment; any and all Employee Claims for discrimination on the basis of age, alienage, color, creed, disability, gender, handicap, marital status, national origin,

General Release
Page 2


      race, religion, sex or sexual orientation; any and all claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Rehabilitation Act, the Americans with Disabilities Act, the New York State Human Rights Act, the New York City Human Rights Law, all as amended, and any other federal, state or local statute, ordinance, rule, regulation or order relating to employment and any and all Employee Claims for attorney's fees, costs or disbursements.

      I agree that I will not, from any source or proceeding, seek or accept any award or settlement with respect to any Employee Claim covered hereunder. In addition, except as otherwise prohibited by law, I represent and warrant that I will not sue or commence any proceeding (judicial or administrative), or participate in any action, suit or proceeding, against any of the Company Released Parties, with respect to any act, event, occurrence, or any alleged failure to act, released hereunder.

      Notwithstanding the foregoing, nothing herein shall be deemed to release the Company Released Parties in respect of my rights (i) under the Agreement including, but not limited to, to my rights pursuant to sections 4 and 25 of the Agreement, (ii) to indemnification, in my capacity as a current or former director or officer of any of the Company Released Parties, under the by-laws and articles of incorporation of each Company Released Party, as in effect from time to time, or pursuant to indemnification policies maintained by one or more of the Company Released Parties, (iii) any unpaid salary, (iv) to reimbursement pursuant to the policies of any Company Released Party for expenses incurred by me prior

General Release
Page 3


      to January 31, 2003 or pursuant to section 4 of the Agreement, and (v) to any benefits payable to me pursuant to any qualified pension plan maintained by the Company Released Parties.

      I represent and warrant that I have carefully read this General Release in its entirety; that I have had an opportunity to consider fully the terms of this General Release for twenty-one (21) days; that I have been advised by OSG in writing to consult with an attorney of my choosing in connection with this General Release; that I fully understand the significance of all of the terms and conditions of the Agreement and this General Release; that I have discussed it with my independent legal counsel, or I have had a reasonable opportunity to do so; that I have had answered to my satisfaction any questions I have asked with regard to the meaning and significance of any of the provisions of the Agreement and this General Release; and that I am signing this General Release voluntarily and of my own free will and I assent to all the terms and conditions contained in the Agreement and herein.

      I further acknowledge that after executing the General Release I have seven (7) days to revoke it by delivery of a Notice of Revocation to the Released Parties, directed to the attention of Mr. Robert Cowen, prior to the eighth (8th) day after execution and delivery by me of the General Release. I understand that if so revoked by me, this General Release and the Agreement shall be deemed to be null and void.

General Release
Page 4


      IN WITNESS WHEREOF, I have executed this General Release this ____ day of January 2003.


---------------------
Ariel Recanati

STATE OF NEW YORK     )
                      ) ss.:
COUNTY OF NEW YORK    )

On this day of January, 2003, before me personally came Ariel Recanati, to me known and known to me to be the person described in and who executed the foregoing General Release, and he duly acknowledged to me that he executed the same.

                         ------------------------------
                                 Notary Public